EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Warwick Valley Telephone Company of our report dated March 18, 2013, relating to the financial statements of Orange County-Poughkeepsie Limited Partnership (the “Partnership”) as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the partnership’s business), appearing in the Annual Report on Form 10-K of Warwick Valley Telephone Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
March 18, 2013